EXHIBIT 99.1

Hooker Furniture Reports Reduced Sales and Small Net Profit Before Impairment for First Quarter 2010

MARTINSVILLE, Va., June 9, 2009 (GLOBE NEWSWIRE) -- Hooker Furniture (Nasdaq:HOFT) today reported net sales of $52.1 million and a net loss of $456,000, or $0.04 per share, for its fiscal 2010 first quarter that began February 2 and ended May 3, 2009.

Net sales for the first quarter of fiscal 2010 decreased $19.0 million, or 26.7%, compared to $71.0 million for the first quarter of fiscal 2009. Net income for the quarter decreased $3.1 million, compared to net income of $2.6 million, or $0.23 per share, for the fiscal 2009 first quarter.

Operating margins decreased in the 2010 quarter to a loss of $627,000 or (1.2%) of net sales, from income of $4.0 million or 5.6% of net sales in the 2009 quarter principally due to lower net sales, higher overhead and operating expenses as a percent of net sales and a trademark-related impairment charge for Bradington-Young of $673,000.

"We're not satisfied with our results on any level, but realize we are being impacted by the worst economic downturn in anyone's memory. We remain focused on addressing those aspects of our business we can control," said Paul B. Toms Jr., chairman, chief executive officer and president. "We continue to successfully manage our balance sheet, reducing inventories and increasing cash. We are also focused on controlling costs, improving product quality and maintaining service levels. We're thankful to have posted a small operating profit before impairment charges despite steepening sales declines across the Company and significant excess capacity and fixed costs in our upholstery divisions."

Gross profit declined $5.5 million from $16.7 million, or 23.6% of net sales, in the fiscal 2009 quarter to $11.2 million, or 21.6% of net sales in the fiscal 2010 first quarter. The primary driver of lower gross profit margin was higher fixed overhead as a percentage of net sales for domestically produced upholstered furniture due to significantly lower sales volume. Initiatives at the upholstery divisions to reduce fixed costs have not kept pace with the steep sales declines experienced in the past year.

"Gross profit margins at Hooker's wood furniture division have remained steady because unit product costs are relatively fixed compared to volume with our importing business model," Toms said.

Selling and administrative expenses decreased by $1.6 million to $11.2 million, or 21.5% of net sales, in the 2010 first quarter. In comparison, selling and administrative expenses were $12.8 million, or 18% of net sales, in the fiscal 2009 first quarter. The decrease in selling and administrative expenses was due primarily to:

 * lower selling expenses on lower sales,
 * lower compensation, benefits and other expenses as a result of workforce reductions implemented during fiscal 2009, the favorable impact, which is now being fully reflected in financial results,
   and
 * other actions to curtail spending in response to the expected lower sales volumes.

These cost decreases were partially offset by higher bad debt expense recorded in the 2010 quarter.

"Through the workforce reductions at Hooker and Bradington-Young last year and the recently announced management consolidation at Sam Moore, we are reducing the cost structure of the business, adjusting to the lower sales levels," Toms said.

Cash, Inventory and Debt Levels

Cash and cash equivalents increased by $14.4 million to $26.2 million as of May 3, 2009 from $11.8 million on February 1, 2009 due principally to inventory reductions during the quarter in response to reduced incoming orders and shipments. "We're in an environment where conservation of cash is paramount, and we've been able to grow cash and reduce inventories, which positions us well to weather the balance of the downturn. We have very little debt, with our total long and short term debt of less than $5 million," Toms said.

Inventories declined to $47.1 million as of May 3, 2009 compared to $60.2 million at the end of fiscal 2009. "We reduced our inventory levels by over 20% compared to last quarter," Toms said. "We expect to reduce them another 5% before we see a slight increase as we prepare for the usual uptick in business around Labor Day."

Business Outlook

The trend of declines in incoming orders compared to the prior year quarter, which began in late 2006, continued during the fiscal 2010 first quarter. "We expect the upcoming quarter will also be very challenging, but we continue to believe that business will improve marginally this fall," Toms said. "We are actually more confident in an uptick later this year than we were eight weeks ago due to improvements in consumer confidence, solid gains in the stock market and increased housing activity. While there is still the cloud of rising unemployment and continued declines in real estate values, the news is generally more positive than it has been since September 2008. We have received more favorable reports from several retail customers about business since early May. As we see a recovery in sales, the moves we made to reduce costs and better position the Company will lead to improved profitability."

Announcements

In late May, Hooker Furniture's Sam Moore upholstery division announced a consolidation of executive functions to reduce its cost and overhead structure and increase efficiencies and competitiveness. Steve Shelor assumed the new position of Vice President-Operations and General Manager of Sam Moore, responsible for the day to day operation of the Company. As part of the management consolidation, two executive positions were eliminated and one executive announced his retirement.

In mid-May, Hooker Furniture announced that Bruce Cohenour was promoted to the new position of executive vice president of marketing, responsible for charting the overall product and merchandising direction and for positioning the Company's Hooker, Opus Designs and Envision brands.

Conference Call Details

Hooker Furniture will present its fiscal 2010 first quarter results via teleconference and live internet web cast on Wednesday morning, June 10th, 2009 at 9:00 AM Eastern Time. The dial-in number for domestic callers is 877-795-3635, and 719-325-4804 is the number for international callers. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Ranked among the nation's top 10 largest publicly traded furniture sources based on 2008 shipments to U.S. retailers, Hooker Furniture Corporation is an 85-year old residential wood, metal and upholstered furniture resource. Major wood furniture product categories include home entertainment, home office, accent, dining, bedroom and bath furniture under the Hooker Furniture brand and youth bedroom furniture sold under the Opus Designs brand. Hooker's residential upholstered seating companies include Cherryville, N.C.-based Bradington-Young LLC, a specialist in upscale motion and stationary leather furniture, and Bedford, Va.-based Sam Moore Furniture LLC, a specialist in upscale occasional chairs with an emphasis on cover-to-frame customization. Please visit our websites at www.hookerfurniture.com, www.bradington-young.com, www.sammoore.com and www.opusdesigns.com.

The Hooker Furniture Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4305

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: current economic conditions and instability in the financial and credit markets including their potential impact on the Company's (i) sales and operating costs and access to financing and, (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their business; general economic or business conditions, both domestically and internationally; price competition in the furniture industry; changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of the Company's imported products; the cyclical nature of the furniture industry which is particularly sensitive to changes in consumer confidence, the amount of consumers' income available for discretionary purchases and the availability and terms of consumer credit; risks associated with the cost of imported goods, including fluctuation in the prices of purchased finished goods and transportation and warehousing costs; supply, transportation and distribution disruptions, particularly those affecting imported products; adverse political acts or developments in, or affecting, the international markets from which the Company imports products, including duties or tariffs imposed on products imported by the Company; risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices of key raw materials, transportation and warehousing costs, domestic labor costs and environmental compliance and remediation costs; the Company's ability to successfully implement its business plans; achieving and managing growth and change, and the risks associated with acquisitions, restructurings, strategic alliances and international operations; risks associated with distribution through retailers, such as non-binding dealership arrangements; capital requirements and costs; competition from non-traditional outlets, such as catalogs, internet and home improvement centers; changes in consumer preferences, including increased demand for lower quality, lower priced furniture due to declines in consumer confidence and/or discretionary income available for furniture purchases and the availability of consumer credit; and higher than expected costs associated with product quality and safety, including regulatory compliance costs related to the sale of consumer products and costs related to defective products. Any forward looking statement that the Company makes speaks only as of the date of that statement, and the Company undertakes no obligation to update any forward-looking statements whether as a result of new information, future events, or otherwise.

                             Table I
          HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
         CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              (In thousands, except per share data)
                           (Unaudited)

                                                 Thirteen Weeks Ended
                                                   May 3,    May 4,
                                                    2009      2008
                                                    ----      ----

 Net sales                                       $ 52,063  $ 71,027

 Cost of sales (a)                                 40,836    54,291
                                                  -------   -------

   Gross profit                                    11,227    16,736

 Selling and administrative expenses (a)           11,181    12,786

 Intangible asset impairment charge (b)               673
                                                  -------   -------

   Operating (loss) income                           (627)    3,950

 Other (expense) income, net                           (3)      187
                                                  -------   -------

   (Loss) income before income taxes                 (630)    4,137

 Income taxes                                        (174)    1,532
                                                  -------   -------

   Net (loss) income                             $   (456) $  2,605
                                                  =======   =======

 Earnings per share:
   Basic                                         $  (0.04) $   0.23
                                                  =======   =======
   Diluted                                       $  (0.04) $   0.23
                                                  =======   =======

 Weighted average shares outstanding:
   Basic                                           10,752    11,533
                                                  =======   =======
   Diluted                                         10,757    11,539
                                                  =======   =======

 Cash dividends declared per share               $   0.10  $   0.10
                                                  =======   =======

 (a) Warehousing, distribution and certain supply chain and operations management expenses for the fiscal year 2009 period have been reclassified from selling and administrative expenses to cost of goods sold to conform to the method of presentation adopted in the fourth quarter of fiscal year 2009. For the fiscal year 2009 first quarter,
 $4.6 million was reclassified.

 (b) During the fiscal year 2010 first quarter, the Company recorded a
 $673,000 impairment charge to write down the value of its
 Bradington-Young trade name.

                            Table II
         HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
             CONDENSED CONSOLIDATED BALANCE SHEETS
              (In thousands, including share data)
                          (Unaudited)

                                                    May 3,  February 1,
                                                     2009       2009
                                                     ----       ----
 Assets
 Current assets
   Cash and cash equivalents                      $  26,205  $  11,804
   Trade accounts receivable, less allowance for
    doubtful accounts of $1,917 and $2,207 on
    each date                                        25,557     30,261
   Inventories                                       47,139     60,248
   Income tax recoverable                               397        186
   Prepaid expenses and other current assets          3,718      4,550
                                                   --------   --------
     Total current assets                           103,016    107,049
 Property, plant and equipment, net                  24,478     24,596
 Intangible assets                                    4,123      4,805
 Cash surrender value of life insurance policies     14,059     13,513
 Other assets                                         3,703      3,504
                                                   --------   --------
       Total assets                               $ 149,379  $ 153,467
                                                   ========   ========

 Liabilities and Shareholders' Equity
 Current liabilities
   Trade accounts payable                         $   6,612  $   8,392
   Accrued salaries, wages and benefits               2,282      2,218
   Other accrued expenses                             2,974      2,279
   Current maturities of long-term debt               2,953      2,899
                                                   --------   --------
     Total current liabilities                       14,821     15,788
 Long-term debt, excluding current maturities         1,560      2,319
 Deferred compensation                                5,852      5,606
 Other long-term liabilities                             34         44
                                                   --------   --------
       Total liabilities                             22,267     23,757

 Shareholders' equity
   Common stock, no par value, 20,000 shares
    authorized, 10,772 shares issued and
    outstanding on each date                         17,015     16,995
   Retained earnings                                109,840    112,450
   Accumulated other comprehensive loss                 257        265
                                                   --------   --------
     Total shareholders' equity                     127,112    129,710
                                                   --------   --------
       Total liabilities and shareholders' equity $ 149,379  $ 153,467
                                                   ========   ========

                              Table III
             HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (In thousands)
                             (Unaudited)

                                                  Thirteen Weeks Ended
                                                    May 3,     May 4,
                                                     2009       2008
                                                     ----       ----
 Cash flows from operating activities
   Cash received from customers                   $  56,838  $  74,776
   Cash paid to suppliers and employees             (39,872)   (64,232)
   Income taxes paid, net                              (156)    (2,061)
   Interest (paid) received, net                       (128)       161
                                                   --------   --------
       Net cash provided by operating activities     16,682      8,644
                                                   --------   --------

 Cash flows from investing activities
   Purchase of property, plant and equipment           (602)      (473)
   Proceeds from the sale of property and
    equipment                                             9
   Premiums paid on life insurance policies            (280)      (283)
   Proceeds received on life insurance policies         374        357
                                                   --------   --------
       Net cash used in investing activities           (499)      (399)
                                                   --------   --------

 Cash flows from financing activities
   Purchases and retirement of common stock                       (856)
   Cash dividends paid                               (1,077)    (1,156)
   Payments on long-term debt                          (705)      (655)
                                                   --------   --------
       Net cash used in financing activities         (1,782)    (2,667)
                                                   --------   --------

 Net increase in cash and cash equivalents           14,401      5,578
 Cash and cash equivalents at beginning of period    11,804     33,076
                                                   --------   --------
   Cash and cash equivalents at end of period     $  26,205  $  38,654
                                                   ========   ========

 Reconciliation of net income to net cash
  provided by operating activities
   Net (loss) income                              $    (456) $   2,605
     Depreciation and amortization                      730        574
     Non-cash restricted stock awards and
      performance grants                                 20        148
     Provision for doubtful accounts                    183         96
     Deferred income tax (benefit) expense             (141)       187
     Asset impairment charge                            673
     Changes in assets and liabilities, net of
      effect from acquisition:
       Trade accounts receivable                      4,521      3,584
       Inventories                                   13,109      4,405
       Prepaid expenses and other assets                (83)      (465)
       Trade accounts payable                        (1,780)      (532)
       Accrued salaries, wages and benefits              64     (1,125)
       Accrued income taxes                                       (716)
       Other accrued expenses                          (382)      (442)
       Deferred compensation                            192        325
       Other long-term liabilities                       32
                                                   --------   --------
         Net cash provided by operating
          activities                              $  16,682  $   8,644
                                                   ========   ========

CONTACT:  Hooker Furniture
          Paul B. Toms Jr., Chairman, Chief Executive Officer and
           President
            (276) 632-2133
          E. Larry Ryder, Executive Vice President &
           Chief Financial Officer
            (276) 632-2133
          Kim D. Shaver, Vice President, Marketing Communications
            (336) 454-7088